UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2019

TEL-INSTRUMENT ELECTRONICS CORP.

(Exact name of registrant as specified in its charter)

New Jersey	001-31990	22-1441806
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Branca Road

East Rutherford, New Jersey 07073

(Address of principal executive offices)

(201) 933-1600

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in Current Reports on Form 8-K filed on August 14, 2018 and on December 26, 2018, on August 8, 2018, Tel-Instrument Electronics Corp. (the “Company”) received a letter (the “Letter”) from the staff (the “Staff”) of the NYSE American LLC (the “Exchange”) stating that, based on the Company’s financial statements at March 31, 2018, the Company is not in compliance with Section 1003(a)(ii) of the NYSE American Company Guide, which requires that a company’s stockholders’ equity be $4.0 million or more if it has reported net losses in three of its last four fiscal years (the “Stockholders’ Equity Requirement”). The Company appealed such determination; however, on March 8, 2019, the Company received notice from the Exchange’s Listing Qualifications Panel (the “Panel”) that the Panel agreed with the Staff’s determination to initiate delisting proceedings. As a result of the Panel’s determination, the Staff suspended trading in the Company’s common stock that same day and, in accordance with Section 1204(d) of the Exchange’s Company Guide, will file an application with the Securities and Exchange Commission (the “SEC”) to strike the Company’s common stock from listing and registration with the Exchange when and if authorized, in accordance with Sections 1205(g), 1206(d) and/or 1206(e) of the Exchange’s Company Guide.

The Company’s common stock is quoted on the OTC Markets’ Pink Current Information Marketplace under the trading symbol of “TIKK”. The Company will continue to meet its obligations to file periodic and other reports with the SEC under applicable federal securities laws.

A copy of the press releases issued in connection with the delisting from the NYSE American are attached as Exhibits 99.1 and 99.2 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.         Description

99.1*     Press Release dated March 11, 2019

99.2*     Press Release dated March 13, 2019

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEL-INSTRUMENT ELECTRONICS CORP.

Date: March 13, 2019	By:	/s/ Joseph P. Macaluso
Name: Joseph P. Macaluso
Title: Principal Accounting Officer